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FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

REGARDING THE OFFER BY

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

To Our Clients:

Enclosed for your consideration are the Offer Notice dated October 7, 2010 of SunAmerica Focused Alpha Growth Fund, Inc. (the “Fund”), a Maryland corporation registered as a closed-end investment company under the Investment Company Act of 1940, as amended, and the related Letter of Transmittal by which the Fund is offering to its stockholders the right to request the purchase of their shares by the Fund in an amount up to thirty percent (30%) of the Fund’s issued and outstanding common stock, par value $0.001 per share (“Shares”) in exchange for a pro-rata portion of each of the securities (other than (i) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended (“1933 Act”); (ii) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (iii) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that include the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership) (“Portfolio Securities”), subject to adjustment for fractional shares and cash held in the Fund’s investment portfolio, at a price equal 98.5% of the Shares’ net asset value (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day immediately following the day the offer expires (the “Pricing Date”), subject to the terms and conditions set forth in the Offer Notice dated October 7, 2010 and the related Letter of Transmittal (which together constitute the “Offer Documents”) (“Offer”). THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON NOVEMBER 11, 2010, UNLESS EXTENDED (“EXPIRATION DATE”).

On September 13, 2010, the Fund announced, as part of its continuing efforts to enhance stockholder value, its intention to conduct one or more tender offers (“Tender Offers”) to acquire a percentage of its issued and outstanding shares in order to address the discount between the Fund’s market price per share and NAV per share. The Tender Offers were recommended to the Fund’s board of directors (“Board”) by the special committee (“Special Committee”) established by the Board in March 2010 to consider possible ways to address the Fund’s discount, as discussed further below under Section 5 of this Offer Notice. The Board has determined to effect this Offer under Rule 13e-4 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Offer is intended to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the NYSE. Participation in the Offer may represent greater value than stockholders would receive by selling Fund shares on the NYSE, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98.5% of NAV. In addition, by giving participating stockholders Portfolio Securities, it is anticipated that the Fund and those stockholders who do not participate in the Offer will not recognize capital gains or capital losses upon the distribution of the Portfolio Securities.

In addition to the Offer, the Fund also intends to conduct, in each of 2011 and 2012, a cash tender offer for a portion of its shares if the Fund’s shares trade at an volume-weighted average discount to NAV of more than 10% over a 12-week measurement period to be established by the Board. If the condition is met during the 12-week measurement period in 2011, the Fund would offer to acquire 10% of its outstanding shares. If the condition is met during the 12-week measurement period in 2012, the Fund would offer to acquire 5% of its outstanding shares.

During its meetings and deliberations, the Special Committee considered various options to address trading discounts, and consulted with several closed-end fund experts, before finalizing its recommendation regarding the Tender Offers. In weighing the Special Committee recommendation, the Board considered a variety of factors, including whether the Tender Offers would be consistent with the investment and other policies of the Fund; the potential impact of the Tender Offers on the asset size of the Fund and the Fund’s expense ratio; the opportunity for liquidity offered by the Tender Offers to participating shareholders; other steps the Board has taken or might take to address the Fund’s discount and to create a measure of additional liquidity for Fund shares; and the possibility that the Tender Offers would have the effect of reducing the Fund’s trading discount, both on a near-term basis and over the long term. After careful consideration, the Board determined that the Tender Offers would be in the best interests of the Fund and its shareholders.

Offer documents are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to present Shares we hold for your account for purchase. A tender regarding your Shares can be made only by us as the holder of your shares as a participant in the Depository Trust Company system and only according to your instructions.

Your attention is called to the following:

1. The purchase price to be paid for the Shares is an amount per Share, equal to 98.5% of the NAV determined as of the close of the regular trading session of the NYSE on the Pricing Date, subject to the terms and conditions of the Offer Notice dated October 7, 2010 and the related Letter of Transmittal. THE EXPIRATION DATE IS 5:00 P.M., EASTERN TIME, ON NOVEMBER 11, 2010, UNLESS EXTENDED.

2. The Offer is for up to thirty (30%) of the issued and outstanding Shares of the Fund and is not conditioned upon any minimum number of outstanding Shares being tendered for purchase, but is subject to certain conditions set forth in the Offer Notice. Under the conditions described in Sections 15 and 16 of the Offer Notice, the Fund can terminate or amend the Offer or can postpone the acceptance for payment of, payment for or purchase of any Shares.

3. Stockholders offering their Shares for purchase will not be obligated to pay brokerage commissions on the purchase of Shares by the Fund pursuant to the Offer; however, a broker, dealer or other person may charge a fee for processing the transactions on behalf of Stockholders, as well as other fees. Stockholders offering their Shares for purchase will bear any related costs of delivery and transfer. The actual per share expenses for tendering Stockholders of effecting the purchase will depend on a number of factors, including the number of Shares purchased, the Fund’s portfolio composition at the time, and market conditions prevailing during the process.

If you wish to have us tender your Shares for purchase, please instruct us by completing, signing and returning to us the instruction form enclosed.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO PRESENT YOUR SHARES FOR PURCHASE ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE EXPIRATION DATE IS 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 11, 2010, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

NONE OF THE FUND, THE BOARD OF DIRECTORS, THE INVESTMENT ADVISER TO THE FUND, THE SUB-ADVISERS TO THE FUND, NOR ANY ISSUER OF THE PORTFOLIO SECURITIES IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER FOR PURCHASE OR TO REFRAIN FROM TENDERING FOR PURCHASE SHARES. BY INSTRUCTING US TO TENDER YOUR SHARES, YOU REPRESENT AND WARRANT THAT YOU ARE NOT AN “AFFILIATED PERSON” OF THE FUND, AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), OR AN “AFFILIATED PERSON” OF SUCH A PERSON, AND ARE NOT PROHIBITED BY THE 1940 ACT FROM PARTICIPATING IN THE OFFER. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND, NOR THE INVESTMENT ADVISER OR SUB-ADVISERS, INTENDS TO PARTICIPATE IN THE OFFER . EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very truly yours,

[Broker Name]

INSTRUCTIONS REGARDING THE OFFER BY SUNAMERICA FOCUSED

ALPHA GROWTH FUND, INC.

THIS FORM IS NOT TO BE USED TO PRESENT SHARES FOR PURCHASE DIRECTLY TO THE DEPOSITARY. IT SHOULD BE SENT TO YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ONLY IF THAT FIRM IS THE HOLDER OF RECORD OF YOUR SHARES AND WILL BE TENDERING THE SHARES FOR PURCHASE ON YOUR BEHALF. THE DEPOSITARY MUST RECEIVE YOUR SHARES NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 11, 2010.

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO TENDER YOUR SHARES FOR PURCHASE.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer Notice, dated October 7, 2010 and the related Letter of Transmittal (which together are described as the “Offer Documents”) in connection with the offer to stockholders by SunAmerica Focused Alpha Growth Fund, Inc. (the “Fund”), a Maryland corporation registered as a closed-end investment company under the Investment Company Act of 1940, as amended, of the right to request the purchase of up to thirty percent (30%) of the Fund’s issued and outstanding common stock, par value $0.001 per share (“Shares”) at 98.5% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Pricing Date, on the terms and subject to the conditions of the Offer.

Name of Client:

Address of Client:

Telephone No. of Client:

Number of Shares Tendered for Participation in Offer :

Signature:

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